Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-42000, 333-115003, 333-135435, 333-141307, 333-149825, 333-158839, 333-166028 and 333-173200 on Form S-8 and Registration Statement No. 333-166046 on Form F-3 of our reports dated March 26, 2012, relating to the financial statements of ClickSoftware Technologies Ltd. (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2011.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A Member Firm Of Deloitte Touche Tohmatsu

Tel Aviv, Israel

March 26, 2012